Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
       Senior Vice President, Chief Financial Officer
    M/I Homes, Inc.
       (614) 418-8011

M/I Homes Reports Unit Data and Extended
Credit Facility; Lowers Earnings Guidance

Columbus, Ohio (October 10, 2006) - M/I Homes, Inc. (NYSE:MHO) announces unit data for the three- and nine-month periods ended September 30, 2006, extension of its credit facility and revises annual guidance.

Homes delivered for the 2006 third quarter decreased 11% to 927 from 2005’s 1,047. For the nine month period ended September 30, 2006, homes delivered were 2,746, up 3% from 2,675 in the same period of 2005. New contracts for 2006’s third quarter were 571 compared to 2005’s third quarter of 1,163. For the nine months, 2006’s new contracts declined to 2,472 from 3,413 in 2005.

The sales value of backlog of homes at September 30, 2006 was $923 million with backlog units of 2,533 and an average sales price of $364,000. The backlog of homes at September 30, 2005 had a sales value of $1.139 billion with backlog units of 3,522 and an average sales price of $323,000. M/I Homes had 170 active communities at September 30, 2006 compared to 140 at September 30, 2005.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Market conditions continue to be challenging in most of our markets and are reflected in our unit results. The macro-economic factors giving rise to these conditions are well documented and, at this point, there appears to be no evidence that conditions will improve in the near-term. At the same time, we are confident that our defensive operating strategy will serve us well as we manage through this downturn.”

Mr. Schottenstein, continued, “With respect to the quarter, our new contracts were negatively impacted by increased cancellation rates, the impact of inventory oversupply in most of our markets and weak demand. Homes delivered, while slightly up year-to-date versus last year, declined 11% when compared to 2005’s third quarter. We now believe that we will deliver approximately 4,000 homes this year and, consequently, are lowering our diluted earnings per share guidance to a range of $5.25 - $5.75.”

Mr. Schottenstein added, “We always focus on our balance sheet - closely monitoring our investment levels and our cash flows. To aid us in our financial flexibility, we recently extended the term of our revolving credit facility. This $650 million facility matures in October 2010 and is led by our long-standing banking partners, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association. We thank our banking partners for their continued confidence and support.”

The Company expects to report third quarter financial results on October 26. You are invited to listen to the conference call over the Internet at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes website at mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through October 26, 2007.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered nearly 67,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS
	Three months ended			Nine months ended
	September 30,			September 30,
			%			%
	2006	2005	Change	2006	2005	Change

Ohio &
Indiana	258	478	(46)	1,260	1,669	(25)

Florida	138	481	(71)	690	1,200	(43)

NC, DE
VA & MD	175	204	(14)	522	544	(4)

	571	1,163	(51)	2,472	3,413	(28)

HOMES DELIVERED
	Three months ended			Nine months ended
	September 30,			September 30,
			%			%
	2006	2005	Change	2006	2005	Change

Ohio &
Indiana	466	631	(26)	1,299	1,569	(17)

Florida	292	260	12	1,035	709	46

NC, DE
VA & MD	169	156	8	412	397	4

	927	1,047	(11)	2,746	2,675	3

BACKLOG
	September 30, 2006			September 30, 2005
		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Ohio &
Indiana	901	$255	$284,000	1,410	$ 401	$284,000

Florida	1,195	$487	$407,000	1,683	$ 536	$318,000

NC, DE
VA & MD	437	$181	$414,000	429	$ 202	$472,000

	2,533	$923	$364,000	3,522	$1,139	$323,000